Exhibit 5.1

Thomas A. Coll
+1 858 550 6013
collta@cooley.com

November 24, 2023

Bionano Genomics, Inc.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Bionano Genomics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to $200,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (No. 333-270459) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus included in the Registration Statement (the “Prospectus”) relating to a Sales Agreement, dated March 23, 2021, as amended March 9, 2023, by and between the Company and Cowen and Company, LLC (the “Agreement”), covering the offering, issuance and sale by the Company of the Shares, as described in the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (c) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 149,000,000 Shares will be sold under the Agreement pursuant to the Prospectus and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Common Stock. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares of the Common Stock available for issuance under the Agreement to exceed the number of shares of the Common Stock available for issuance by the Company.

Our opinion is expressed only with respect to the DGCL as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP 10265 Science Center Drive San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

November 24, 2023 Page Two
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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion should be implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely,

Cooley LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll

Cooley LLP 10265 Science Center Drive San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com